Exhibit 99.1

FULL HOUSE RESORTS ANNOUNCES SECOND QUARTER RESULTS

- Strong Results Since the Relaunch of Operations

- All Properties Reopened by Mid-June 2020

- Company’s First Mobile Sports Wagering Provider in Colorado Launched Operations in June 2020

- Total Cash and Equivalents Increased to $26.5 Million at End of Second Quarter

Las Vegas – August 6, 2020 – Full House Resorts, Inc. (Nasdaq: FLL) today announced results for the second quarter ended June 30, 2020.

Due to the COVID-19 pandemic, various state regulatory agencies required all of the Company’s casinos to close in mid-March 2020. The Company’s properties began reopening when permitted by local authorities, beginning with the Silver Slipper Casino and Hotel on May 21, 2020, Grand Lodge Casino and Stockman’s Casino on June 4, 2020, and Bronco Billy’s Casino and Hotel and Rising Star Casino Resort on June 15, 2020.

Because all of the Company’s operations were closed in the first half of the quarter, the year-over-year comparisons are not particularly meaningful. The Company has thus, on a supplemental basis, provided the results for the month of June, in addition to the quarterly results. Recognize that not all of the Company’s operations were open for the entirety of the month of June 2020, but management believes the June 2020 to June 2019 comparison to be more relevant than the year-over-year second quarter comparisons. The Company does not intend to release monthly results on an ongoing basis.

June Results

“After a few months of closure to help slow the spread of the coronavirus, we began the process of reopening our properties in late-May. By mid-June, all of our properties were open,” said Daniel R. Lee, President and Chief Executive Officer of Full House Resorts. “We still have significant constraints on our operations in order to ensure social distancing and address appropriate health safety concerns. For example, we are not operating table games in Colorado and we have significantly limited our table game capacity in other markets. We are not offering entertainment or any special events that would result in group gatherings. Our restaurants are operating with reduced hours and reduced capacity. We are currently operating only about 1,650 slot machines to ensure proper distancing between slot players, versus the nearly 3,000 slot machines that we operated in the first quarter. We are also incurring additional costs to sanitize equipment between guests, to police social distancing, to take temperature scans at every entrance, to have employees serve guests at buffets that were previously self-serve, and to provide masks and other protective equipment to employees and guests.

“Despite these constraints, our properties have performed very well on an overall basis. In June 2020, for example, consolidated Adjusted EBITDA(a) increased 60% versus June 2019. That strong performance was led by our most important property, the Silver Slipper, which was our only property open for the entire month. On several metrics, June 2020 was the best month in the Silver Slipper’s 14-year history. Adjusted Property EBITDA at the Silver Slipper improved 28% in June 2020 from June 2019. Both Bronco Billy’s and Rising Star also performed well in June, despite not reopening until midway through the month. Their partial months of operation were strong enough to carry the full month of rent, utilities and other overhead expenses and still outperform the prior-year period, when they were open for the entire month. Partly offsetting the strong results from our larger properties, our Northern Nevada segment saw its operating performance decline in June 2020, as destination travel to our Lake Tahoe location is down and most visitors to the Navy’s air station in Fallon, where substantial training is performed, are prohibited from leaving the base.”

Continued Mr. Lee, “Several months ago, we invested in new slot marketing systems at Rising Star and Bronco Billy’s. Those new slot systems provide an improved guest experience, as well as vastly improved analytics. This helps us market more effectively and efficiently. After extensive analysis during the shutdown period, we relaunched the loyalty programs at both properties upon reopening. We also used the shutdown period to reexamine our staffing levels company-wide and we chose to open conservatively in terms of amenities and hours of operation, given the uncertainty of the customer response to reopening in the midst of a pandemic. We are pleased that customers have generally responded positively, recognizing that it is possible to operate a casino with appropriate social distancing and health safety measures. We think our positive results also reflect that people generally drive rather than fly to our casinos and that we do not rely on casino resort amenities such as shows, nightclubs or convention facilities, which by their nature, result in group gatherings.

“Regarding online sports wagering, we continue to make great strides. Two of our six permitted ‘skins,’ or sports wagering websites, are now live, as Smarkets launched its sports wagering app in Colorado on June 4, 2020. It joins Churchill Downs’ BetAmerica, which launched in Indiana at the end of last year. Our final four skins are expected to launch this quarter, pending the receipt of customary regulatory approvals. When all of our contracted sports wagering websites have commenced operations, our sports wagering revenue, based on the contractual minimums, should total at least $7.0 million on an annualized basis.

“Lastly,” concluded Mr. Lee, “we continue to focus on our financial liquidity. At the start of the pandemic, we stopped construction of our parking garage at Bronco Billy’s in order to conserve capital. We are currently in the process of finalizing a covenant waiver with our lenders for the June 30 period, and continue to discuss covenant amendments for future quarters. We continue to be very cautious, recognizing that the risks of the pandemic period are not yet entirely behind us.”

Second Quarter Results

As noted, the Company’s casinos did not operate for much of the recent second quarter. Accordingly, consolidated net revenues in the second quarter of 2020 decreased to $14.5 million from $41.7 million in the prior-year period. Net loss for the second quarter of 2020 was $(6.7) million, or $(0.25) per diluted common share, compared to a net loss of $(1.0) million, or $(0.04) per diluted common share, in the prior-year period. Net loss in both periods was affected by the accounting for the fair market value of outstanding warrants. Adjusted EBITDA in the 2020 second quarter was $(1.4) million versus $4.3 million in the second quarter of 2019. Results for the second quarter of 2020 also include $0.5 million of revenue related to a full quarter of operations for one of the Company’s three permitted sports wagering websites in Indiana, as well as approximately one month of newly-launched operations for one of the Company’s three permitted sports wagering websites in Colorado.

Second Quarter Highlights and Subsequent Events

●	At Silver Slipper Casino and Hotel, net revenues in the month of June 2020 were $6.4 million versus $6.6 million in June 2019. Adjusted Property EBITDA in June 2020 increased 28% to $1.7 million from $1.3 million in June 2019, despite the numerous operating restrictions.

For the full quarter, net revenues at Silver Slipper Casino and Hotel declined to $9.1 million in the second quarter of 2020 from $18.9 million in the prior-year quarter. Adjusted Property EBITDA was $1.2 million and $3.6 million for the second quarters of 2020 and 2019, respectively. These results reflect the mandatory closure of the property from March 16, 2020 until May 21, 2020. As discussed above, operating profits at Silver Slipper since reopening have been meaningfully ahead of prior-year levels.

●	At Rising Star Casino Resort, net revenues in the month of June 2020 were $2.3 million versus $3.8 million in June 2019. Adjusted Property EBITDA in June 2020 increased 33% to $168,000 from $126,000 in June 2019.

For the full quarter, net revenues at Rising Star (excluding contractual minimums related to the property’s sports revenue agreements) declined for the second quarter of 2020 to $2.2 million from $11.6 million, reflecting the mandatory closure of the property from March 16, 2020 until June 15, 2020, as well as an increase in competition. A casino near Louisville opened a large new casino in mid-December, replacing its original casino boat. Additionally, on January 1, 2020, racetrack casinos near Indianapolis began offering live table games. Adjusted Property EBITDA (excluding contractual minimums related to the property’s sports revenue agreements) of $(1.4) million in the second quarter of 2020 compares to $0.6 million in the prior-year period. Including the contracted sports revenues, revenues and Adjusted Property EBITDA for the second quarter of 2020 were $2.6 million and $(1.0) million, respectively. The Company completed installation of a new slot system at Rising Star in the fourth quarter of 2019. The new slot system was installed to improve the customer experience, as well as the effectiveness and efficiency of the property’s marketing efforts.

●	At Bronco Billy’s Casino and Hotel, net revenues in the month of June 2020 were $1.7 million versus $2.3 million in June 2019. Adjusted Property EBITDA in June 2020 increased 95% to $677,000 from $348,000 in June 2019.

For the full quarter, net revenues at Bronco Billy’s (excluding contractual minimums related to the property’s sports revenue agreements) declined for the second quarter of 2020 to $1.6 million from $6.9 million. Adjusted Property EBITDA (excluding contractual minimums related to the property’s sports revenue agreements) declined to $(0.2) million from $0.9 million. The decline in results represents the effect of the state-mandated closure of casinos from March 17, 2020 until June 15, 2020. Including the contracted sports revenues, revenues and Adjusted Property EBITDA for the second quarter of 2020 were $1.7 million and $(0.1) million, respectively. Similar to Rising Star, the Company completed installation of a new slot system at Bronco Billy’s in the fourth quarter of 2019.

●	The Northern Nevada segment consists of the Grand Lodge and Stockman’s casinos. Combined, Northern Nevada net revenues in the month of June 2020 were $1.1 million versus $1.6 million in June 2019. Adjusted Property EBITDA was $208,000 in June 2020 versus $257,000 in June 2019, reflecting restrictions prohibiting most Navy personnel from leaving the base station near Stockman’s Casino, as well as a decline in guests to the hotel that houses Grand Lodge Casino.

For the full quarter, Northern Nevada’s net revenues were $1.1 million and $4.3 million for the second quarters of 2020 and 2019, respectively. Adjusted Property EBITDA for the Northern Nevada segment was $(562,000) and $417,000, respectively. These results principally reflect the effect of the state-mandated closure of casinos from March 17, 2020 until June 4, 2020.

●	On June 4, 2020, the first of the Company’s three permitted sports wagering websites in Colorado commenced operations. As previously disclosed, the Company entered into six sports wagering agreements, three related to its gaming licenses in Colorado and three related to its Indiana gaming license. Under these agreements, the Company receives a share of net sports wagering revenues, as defined, with Full House’s portion of the revenues contracted to total at least $7.0 million on an annualized basis upon the launch of all six sports wagering websites. The Company expects to have minimal ongoing expenses related to these revenues. As of August 5, 2020, one of the Company’s three permitted sports wagering websites is operational in Colorado and one of three permitted websites is operational in Indiana. The Company believes that the four remaining websites will commence operations during the third quarter of 2020.
●	During the 2020 second quarter, the Company wrote down assets at Stockman’s Casino by $0.4 million. This write-off was related to the Company’s plans to build new office space at the casino. Previously, the property’s offices were located in front of the casino’s main entrance, limiting casino visibility from the street. In September 2016, the Company demolished that office building, replacing it with convenient customer parking. The plan was to expand the casino building on its east side to house new offices. The property’s executives were temporarily housed in construction trailers at the back of the property. In the interim years, the Company prioritized its capital expenditures to favor projects that would directly improve the customer experience, which these offices would not. Hence, the offices were not built. During the closure period, the property’s management was restructured, reducing the need for offices, and allowing for a far less expensive and smaller office area to be built within the existing building. The write-off reflects the design costs of the now-abandoned office project, plus the trailer rent during the interim period, which had been capitalized.
●	While the Company remains focused on the conservative use of its capital, it continues to be one of three bidders for the opportunity to build a new casino in Waukegan, Illinois, midway between Chicago and Milwaukee. If chosen, the Company anticipates developing this casino in a joint venture, employing project financing. There is no certainty that the Company will be chosen to develop such casino, that it will find a suitable partner, or that project financing will be available.
●	In March 2020, in its efforts to preserve liquidity in the face of coronavirus-related shutdowns across the country, the Company suspended construction of its new parking garage at Bronco Billy’s. In July 2020, the Company opened a temporary surface parking lot in such location. Whether or not the Company will be able to complete the parking garage in the near future will depend on the operating results of its casinos over the next several months, as well as the capital markets that might be available to the Company at some future date.
●	In May 2020, the Company’s Bronco Billy’s and Rising Star subsidiaries (FHR-Colorado and Gaming Entertainment (Indiana), respectively) received approximately $5.6 million of total loan proceeds under the CARES Act. Such funds were principally used to rehire several hundred employees at Rising Star and Bronco Billy’s in advance of, and subsequent to, their reopenings in mid-June. These loans have a 1.0% interest rate and mature in May 2022, though recently-passed legislation allows for the maturity date to potentially be extended to May 2025. Such loans may be forgiven, either in whole or in part, depending on the amount of such proceeds that are used for certain eligible expenses, including primarily the payroll and health benefits of employees who would otherwise be without jobs or health benefits. The Company believes that it will fully use such proceeds for eligible expenses in the allowed 24-week time period. There is no certainty that any or all of such loans will be forgiven.
●	In July 2018, the Company paid $125,000 for options to purchase approximately 520 acres of adjoining land in Clovis, New Mexico as part of its racetrack casino proposal to the New Mexico Racing Commission. The proposal was in response to the New Mexico Racing Commission’s request for proposals related to the potential issuance of the state’s sixth racing license (“RFP”). In July 2019, the Company paid an additional $125,000 to renew these land options. In August 2019, the New Mexico Racing Commission announced that it would not issue the sixth racing license at this time. Due to uncertainties surrounding the timing of the RFP process, as well as uncertainties created by the ongoing pandemic, the Company elected to let the New Mexico land options expire in July 2020. Accordingly, the Company wrote off deposits totaling $250,000 in the second quarter of 2020, reflected on the income statement under “Project development costs.”

Liquidity and Capital Resources

As of June 30, 2020, the Company had $26.5 million in cash and equivalents, as well as $107.4 million in outstanding senior secured notes and $5.6 million in outstanding unsecured loans obtained under the CARES Act.

Conference Call Information

The Company will host a conference call for investors today, August 6, 2020, at 3:00 p.m. ET (12:00 p.m. PT) to discuss its 2020 second quarter results. Investors can access the live audio webcast from the Company’s website at www.fullhouseresorts.com under the investor relations section. The conference call can also be accessed by dialing (800) 926-5124 or, for international callers, (303) 223-0113.

A replay of the conference call will be available shortly after the conclusion of the call through August 20, 2020. To access the replay, please visit www.fullhouseresorts.com. Investors can also access the replay by dialing (844) 512-2921 or, for international callers, (412) 317-6671 and using the passcode 21967193.

(a) Reconciliation of Non-GAAP Financial Measure

The Company utilizes Adjusted Property EBITDA, a financial measure in accordance with generally accepted accounting principles (“GAAP”), as the measure of segment profit in assessing performance and allocating resources at the reportable segment level. Adjusted Property EBITDA is defined as earnings before interest and other non-operating income (expense), taxes, depreciation and amortization, preopening expenses, impairment charges, asset write-offs, recoveries, gain (loss) from asset disposals, project development and acquisition costs, non-cash share-based compensation expense, and corporate-related costs and expenses that are not allocated to each property. The Company also utilizes Adjusted EBITDA (a non-GAAP measure), which is defined as Adjusted Property EBITDA net of corporate-related costs and expenses.

Although Adjusted EBITDA is not a measure of performance or liquidity calculated in accordance with GAAP, the Company believes this non-GAAP financial measure provides meaningful supplemental information regarding our performance and liquidity. The Company utilizes this metric or measure internally to focus management on year-over-year changes in core operating performance, which it considers its ordinary, ongoing and customary operations and which it believes is useful information to investors. Accordingly, management excludes certain items when analyzing core operating performance, such as the items mentioned above, that management believes are not reflective of ordinary, ongoing and customary operations. A version of Adjusted EBITDA (known as Consolidated EBITDA, as defined in the indenture governing the Company’s senior secured notes) is also used to determine compliance with certain covenants.

A reconciliation of Adjusted EBITDA is presented below. However, you should not consider this measure in isolation or as a substitute for operating income, cash flows from operating activities, or any other measure for determining our operating performance or liquidity that is calculated in accordance with GAAP. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that, in the future, we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

FULL HOUSE RESORTS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Revenues
Casino	$10,955	$28,450	$31,706	$56,748
Food and beverage	1,994	8,863	8,984	17,521
Hotel	719	3,051	2,693	5,766
Other operations, including online/mobile sports operations	843	1,299	1,981	2,122
Net revenues	14,511	41,663	45,364	82,157
Operating costs and expenses
Casino	3,470	11,592	13,803	23,377
Food and beverage	2,083	9,449	9,219	18,818
Hotel	377	2,379	1,550	4,799
Other operations	273	1,072	835	1,841
Selling, general and administrative	9,796	13,027	22,777	25,687
Project development costs	259	142	315	275
Depreciation and amortization	1,980	2,083	4,020	4,174
Loss (gain) on disposal of assets, net	439	(4)	439	(5)
	18,677	39,740	52,958	78,966
Operating (loss) income	(4,166)	1,923	(7,594)	3,191
Other (expense) income, net
Interest expense, net of capitalized interest	(2,447)	(2,931)	(4,938)	(5,634)
Adjustment to fair value of warrants	(94)	141	1,562	101
	(2,541)	(2,790)	(3,376)	(5,533)
Loss before income taxes	(6,707)	(867)	(10,970)	(2,342)
Income tax (benefit) provision	(4)	143	91	285
Net loss	$(6,703)	$(1,010)	$(11,061)	$(2,627)

Basic loss per share	$(0.25)	$(0.04)	$(0.41)	$(0.10)
Diluted loss per share	$(0.25)	$(0.04)	$(0.46)	$(0.10)

Basic weighted average number of common shares outstanding	27,079	26,969	27,077	26,955
Diluted weighted average number of common shares outstanding	27,079	27,186	27,260	27,187

Full House Resorts, Inc.

Supplemental Information

Segment Revenues and Adjusted Property EBITDA

(In Thousands, Unaudited)

	One Month Ended		Three Months Ended		Six Months Ended
	June 30,		June 30,		June 30,
	2020	2019	2020	2019	2020	2019
Net Revenues
Silver Slipper Casino and Hotel(1)	$6,441	$6,615	$9,122	$18,892	$24,215	$38,174
Rising Star Casino Resort(2)(3)	2,253	3,818	2,587	11,598	10,258	22,465
Bronco Billy's Casino and Hotel(3)(4)	1,694	2,313	1,716	6,877	6,697	13,317
Northern Nevada Casinos(5)	1,061	1,578	1,086	4,296	4,194	8,201
	$11,449	$14,324	$14,511	$41,663	$45,364	$82,157

Adjusted Property EBITDA(6) and Adjusted EBITDA
Silver Slipper Casino and Hotel	$1,674	$1,303	$1,200	$3,594	$3,032	$7,440
Rising Star Casino Resort(3)	168	126	(995)	604	(2,088)	1,007
Bronco Billy's Casino and Hotel(3)	677	348	(118)	876	(596)	1,491
Northern Nevada Casinos	208	257	(562)	417	(953)	408
Adjusted Property EBITDA	2,727	2,034	(475)	5,491	(605)	10,346
Corporate	(145)	(422)	(910)	(1,240)	(2,029)	(2,518)
Adjusted EBITDA	$2,582	$1,612	$(1,385)	$4,251	$(2,634)	$7,828

(1)	Reopened on May 21, 2020.
(2)	Reopened on June 15, 2020.
(3)	Includes amounts related to the property’s contracted sports revenue in 2020.
(4)	Reopened on June 15, 2020.
(5)	Reopened on June 4, 2020.
(6)	The Company utilizes Adjusted Property EBITDA as the measure of segment operating profit in assessing performance and allocating resources at the reportable segment level.

Full House Resorts, Inc.

Supplemental Information

Reconciliation of Net Income (Loss) and Operating Income (Loss) to Adjusted EBITDA

(In Thousands, Unaudited)

	One Month Ended		Three Months Ended		Six Months Ended
	June 30,		June 30,		June 30,
	2020	2019	2020	2019	2020	2019
Net income (loss)	$430	$(93)	$(6,703)	$(1,010)	$(11,061)	$(2,627)
Income tax (benefit) provision	(4)	143	(4)	143	91	285
Interest expense, net of amounts capitalized	685	903	2,447	2,931	4,938	5,634
Adjustment to fair value of warrants(1)	94	(141)	94	(141)	(1,562)	(101)
Operating income (loss)	1,205	812	(4,166)	1,923	(7,594)	3,191
Project development costs	255	51	259	142	315	275
Depreciation and amortization	635	695	1,980	2,083	4,020	4,174
Loss (gain) on disposal of assets, net	436	(4)	439	(4)	439	(5)
Stock-based compensation	51	58	103	107	186	193
Adjusted EBITDA	$2,582	$1,612	$(1,385)	$4,251	$(2,634)	$7,828

(1)	The fair value of the warrants is measured at the end of each quarter, not on a monthly basis.

Full House Resorts, Inc.

Supplemental Information

Reconciliation of Operating Income (Loss) to Adjusted Property EBITDA and Adjusted EBITDA

(In Thousands, Unaudited)

One Month Ended June 30, 2020
						Adjusted
						Property
	Operating	Depreciation	Loss on	Project	Stock-	EBITDA and
	Income	and	Disposal	Development	Based	Adjusted
	(Loss)	Amortization	of Assets	Costs	Compensation	EBITDA
Casino properties
Silver Slipper Casino and Hotel	$1,424	$250	$—	$—	$—	$1,674
Rising Star Casino Resort(1)	(37)	205	—	—	—	168
Bronco Billy’s Casino and Hotel(1)	557	120	—	—	—	677
Northern Nevada Casinos	(277)	49	436	—	—	208
	1,667	624	436	—	—	2,727
Other operations
Corporate	(462)	11	—	255	51	(145)
	$1,205	$635	$436	$255	$51	$2,582

One Month Ended June 30, 2019
						Adjusted
						Property
	Operating	Depreciation	Gain on	Project	Stock-	EBITDA and
	Income	and	Disposal	Development	Based	Adjusted
	(Loss)	Amortization	of Assets	Costs	Compensation	EBITDA
Casino properties
Silver Slipper Casino and Hotel	$1,012	$291	$—	$—	$—	$1,303
Rising Star Casino Resort	(73)	199	—	—	—	126
Bronco Billy’s Casino and Hotel	208	144	(4)	—	—	348
Northern Nevada Casinos	208	49	—	—	—	257
	1,355	683	(4)	—	—	2,034
Other operations
Corporate	(543)	12	—	51	58	(422)
	$812	$695	$(4)	$51	$58	$1,612

(1)	Includes amounts related to the property’s contracted sports revenue.

Full House Resorts, Inc.

Supplemental Information

Reconciliation of Operating Income (Loss) to Adjusted Property EBITDA and Adjusted EBITDA

(In Thousands, Unaudited)

Three Months Ended June 30, 2020
						Adjusted
						Property
	Operating	Depreciation	Loss on	Project	Stock-	EBITDA and
	Income	and	Disposal	Development	Based	Adjusted
	(Loss)	Amortization	of Assets	Costs	Compensation	EBITDA
Casino properties
Silver Slipper Casino and Hotel	$398	$802	$—	$—	$—	$1,200
Rising Star Casino Resort(1)	(1,611)	616	—	—	—	(995)
Bronco Billy’s Casino and Hotel(1)	(498)	376	4	—	—	(118)
Northern Nevada Casinos	(1,145)	148	435	—	—	(562)
	(2,856)	1,942	439	—	—	(475)
Other operations
Corporate	(1,310)	38	—	259	103	(910)
	$(4,166)	$1,980	$439	$259	$103	$(1,385)

Three Months Ended June 30, 2019
						Adjusted
						Property
	Operating	Depreciation	Gain on	Project	Stock-	EBITDA and
	Income	and	Disposal	Development	Based	Adjusted
	(Loss)	Amortization	of Assets	Costs	Compensation	EBITDA
Casino properties
Silver Slipper Casino and Hotel	$2,725	$869	$—	$—	$—	$3,594
Rising Star Casino Resort	11	593	—	—	—	604
Bronco Billy’s Casino and Hotel	446	434	(4)	—	—	876
Northern Nevada Casinos	268	149	—	—	—	417
	3,450	2,045	(4)	—	—	5,491
Other operations
Corporate	(1,527)	38	—	142	107	(1,240)
	$1,923	$2,083	$(4)	$142	$107	$4,251

(1)	Includes amounts related to the property’s contracted sports revenue.

Full House Resorts, Inc.

Supplemental Information

Reconciliation of Operating Income (Loss) to Adjusted Property EBITDA and Adjusted EBITDA

(In Thousands, Unaudited)

Six Months Ended June 30, 2020
						Adjusted
						Property
	Operating	Depreciation	Loss on	Project	Stock-	EBITDA and
	Income	and	Disposal	Development	Based	Adjusted
	(Loss)	Amortization	of Assets	Costs	Compensation	EBITDA
Casino properties
Silver Slipper Casino and Hotel	$1,386	$1,646	$—	$—	$—	$3,032
Rising Star Casino Resort(1)	(3,326)	1,238	—	—	—	(2,088)
Bronco Billy’s Casino and Hotel(1)	(1,363)	763	4	—	—	(596)
Northern Nevada Casinos	(1,685)	297	435	—	—	(953)
	(4,988)	3,944	439	—	—	(605)
Other operations
Corporate	(2,606)	76	—	315	186	(2,029)
	$(7,594)	$4,020	$439	$315	$186	$(2,634)

Six Months Ended June 30, 2019
						Adjusted
						Property
	Operating	Depreciation	Gain on	Project	Stock-	EBITDA and
	Income	and	Disposal	Development	Based	Adjusted
	(Loss)	Amortization	of Assets	Costs	Compensation	EBITDA
Casino properties
Silver Slipper Casino and Hotel	$5,725	$1,716	$(1)	$—	$—	$7,440
Rising Star Casino Resort	(192)	1,199	—	—	—	1,007
Bronco Billy’s Casino and Hotel	614	881	(4)	—	—	1,491
Northern Nevada Casinos	106	302	—	—	—	408
	6,253	4,098	(5)	—	—	10,346
Other operations
Corporate	(3,062)	76	—	275	193	(2,518)
	$3,191	$4,174	$(5)	$275	$193	$7,828

(1)	Includes amounts related to the property’s contracted sports revenue.

Forward-looking Statements

This press release contains statements by Full House and its officers that are “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are neither historical facts nor assurances of future performance. Some forward-looking statements in this press release include those regarding the impact of the COVID-19 pandemic; our expectations for operating performance in July 2020 and beyond; expectations regarding the timing for commencement of the remaining four sports wagering websites by our contracting parties in Indiana and Colorado, anticipated revenues from sports wagering and related expenses, and the related sports wagering agreements we have entered into; expectations regarding the new slot systems; expectations regarding the intended use and the potential forgiveness of loans received under the CARES Act; expectations regarding current or future covenant waivers or amendments with our lenders; and our expectations regarding the Waukegan proposal. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of the control of Full House. Such risks include, without limitation, our ability to repay our substantial indebtedness; the adverse impact of the COVID-19 pandemic on our business, constructions projects, financial condition and operating results, including on our ability to continue as a going concern; actions by government officials at the federal, state or local level with respect to steps to be taken, including, without limitation, additional shutdowns, travel restrictions, social distancing measures or shelter-in place orders, in connection with the COVID-19 pandemic; our ability to effectively manage and control expenses as a result of the pandemic; the impact of additional temporary or extended shutdowns on our ability to maintain compliance with the terms and conditions of our indenture and other material contracts; changes in guest visitation or spending patterns due to COVID-19 or other health or other concerns, including a decrease in overall demand after the initial spike following the reopening our casinos; the impact of social distancing requirements and other health and safety protocols implemented at our properties, including a reduction in our operating margins (or negative operating margins); potentially uninsurable liability exposure to customers and staff should they become (or allege that they have become) infected with COVID-19 while at one of our resorts; unwillingness of employees to report to work due to the adverse effects of the COVID-19 pandemic or to otherwise conduct work under any revised work environment protocols; the potential of increases in state and federal taxation to address budgetary and other impacts of the COVID-19 pandemic; the potential of increased regulatory and other burdens to address the direct and indirect impacts of COVID-19 pandemic; a continuing inability of the global response to contain the COVID-19 pandemic or to develop an effective vaccine or a rebound of the virus in the fall; changes by the SBA or other governmental authorities regarding the CARES Act, loan programs established under the CARES Act, or related administrative matters; our ability to comply with the terms of the loans and the CARES Act and to use the loans for permissible expenses and in a manner that results in forgiveness of some or all of the loans; the availability of forgiveness of the loans in whole or in part; the failure to obtain and/or maintain regulatory approvals (including in Colorado, Indiana, Nevada and Mississippi); the inability to obtain financing upon reasonable terms (including for projects such as the Bronco Billy’s expansion and the Waukegan proposal); the potential increase in Full House’s indebtedness due to the expansion of Bronco Billy’s; construction risks and cost overruns; dependence on existing management; competition; uncertainties over the development and success of our acquisition and expansion projects; the financial performance of our finished projects and renovations; effectiveness of expense and operating efficiencies; general macroeconomic conditions; risks related to entering into sports betting operations (including our ability to establish and maintain relationships with key partners or vendors, the ability and/or willingness of our sports wagering providers to sustain sports betting operations should they experience an extended period of unprofitability, and the ability to replace existing partners or vendors on similar terms as our existing contractual minimums); and regulatory and business conditions in the gaming industry (including the possible authorization or expansion of gaming in the states we operate or nearby states). Additional information concerning potential factors that could affect Full House’s financial condition and results of operations is included in the reports Full House files with the Securities and Exchange Commission, including, but not limited to, its Form 10-K for the most recently ended fiscal year and the Company’s other periodic reports filed with the Securities and Exchange Commission. The Company is under no obligation to (and expressly disclaims any such obligation to) update or revise its forward-looking statements as a result of new information, future events or otherwise. Actual results may differ materially from those indicated in the forward-looking statements.

About Full House Resorts, Inc.

Full House Resorts owns, leases, develops and operates gaming facilities throughout the country. The Company’s properties include Silver Slipper Casino and Hotel in Hancock County, Mississippi; Bronco Billy’s Casino and Hotel in Cripple Creek, Colorado; Rising Star Casino Resort in Rising Sun, Indiana; and Stockman’s Casino in Fallon, Nevada. The Company also operates the Grand Lodge Casino at the Hyatt Regency Lake Tahoe Resort, Spa and Casino in Incline Village, Nevada under a lease agreement with the Hyatt organization. Further information about Full House Resorts can be viewed on its website at www.fullhouseresorts.com. The information contained on, or that may be accessed through, our website, our Facebook page, www.BroncoBillysCasino.com or www.americanplace.us, is not incorporated by reference into, and is not a part of, this document.

Contact:

Lewis Fanger, Chief Financial Officer

Full House Resorts, Inc.

702-221-7800

www.fullhouseresorts.com